Exhibit 10.19

TERMINATION OF EXECUTIVE
EMPLOYMENT AGREEMENT
AND RELEASE

The following Termination of Executive Employment Agreement is made between R. Charles Muchmore (“Muchmore”) and Hewitt Petroleum Inc. (“HPI”) with an effective date of March 1, 2011 and based upon the following facts:

A.           On or about June 1, 2010 HPI entered into a Executive Employment Agreement with Muchmore (“Employment Agreement”);

B.           On or about February 11, 2011 Muchmore gave notice of his resignation from HPI for “good reason” including loss of benefits and failure to pay;

C.           As of February 11, 2011 HPI owes Muchmore back wages totaling $248,000.00; and in addition HPI owes Muchmore $88,899.00 from obligations due and owing from the year 2009;

D.           Pursuant to the Employment Agreement Muchmore is entitled to six months’ severance from March 1, 2011 through August 30, 2011 including the payment of all benefits;

E.           Pursuant to the Employment Agreement Muchmore has options totaling 500,000 shares;

HPI and Muchmore desire to resolve their difference by entering into this Termination Agreement based upon the following terms and conditions:

1.           This Termination Agreement shall be subject to the successful completion of the contemplated Stock Exchange Agreement (“Merger”) between HPI and Freedom Oil & Gas, and reverse take over (“RTO”) between HPI and HEGCO Canada, Inc. and the registration of the common stock of HPI, or its successor in interest, on a Canadian Stock exchange by no later than September 30, 2011.  If for any reason the RTO does not occur and the common shares of HPI, or its successor, are not registered and trading by September 30, 2011, or if the Merger between Freedom Oil & Gas and HPI is not completed by April 30, 2011, then this agreement may be rescinded by Muchmore and he may proceed with all remedies contained in the Employment Agreement.

2.           HPI and Muchmore agree to the following terms:

a.
Muchmore will forgive $124,000.00 which is one half of his accrued salary in the total sum of $248,000.00.  Muchmore agrees to accept 620,000 HPI restricted common stock as payment for all accrued salary and severance;

b.	HPI shall pay all 2011 FICA taxes incurred for the issuance of the shares to Muchmore as compensation based upon a value of $120,000.00;

c.	HPI shall pay Muchmore the sum of $88,899.00 dollars owing from 2009, by issuing 371,704 shares of HPI restricted common stock;

d.	Muchmore agrees to cancel all options of common stock including any vested options;

e.
Muchmore shall release HPI from all claims for the failure to maintain the benefits pursuant to the Employment Agreement including but not limited to the failure to maintain health insurance and dental insurance.

3.           HPI shall indemnify, defend and hold Muchmore harmless from and against any and all claims, actions, damages, demands, liabilities, costs and expenses, including reasonable attorney’s fees and expenses, resulting from any act or omission of Muchmore during his employment with HPI.

 4.           Muchmore hereby warrants that no charge or claim has been initiated by Muchmore against HPI in any administrative agency or court, whether state or federal.  Muchmore agrees not to file against HPI or any affiliates, successors or assigns thereof, or against any member, manager, officer, director, employee or agent of any of them, any claim arising under the Employment Agreement, or any charge or claim with any government agency or any lawsuit in any court based upon or arising out of the Muchmore relationship with HPI.  This provision does not apply to any charge or claim based upon any act or conduct occurring after the effective date of this Agreement.

5.            In exchange for the Payment and other valuable consideration as outlined in paragraphs 1, 2 and 3 above, the sufficiency of which is hereby acknowledged, Muchmore hereby releases and forever discharges HPI, its managers, members, officers, agents, employees, successors, assigns, and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time with respect to any claims relating to Muchmore’s engagement with HPI and/or the termination of the Employment Agreement, including but not limited to breach of the covenant of good faith, contract claims, or tort claims or any other common law or statutory rights.  This release shall only be effective upon the performance of HPI as outlined in paragraphs 1and 2.  If HPI fails to make all payments or perform all of its duties as contained in paragraphs 1 and 2 then at Muchmore’s option this Termination Agreement and Release may be rescinded.

6.            In exchange for the Payment and other valuable consideration as outlined in paragraphs 1, 2 and 3 above, the sufficiency of which is hereby acknowledged, HPI hereby releases and forever discharges Muchmore his successors, assigns, and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time with respect to any claims relating to Muchmore’s engagement with HPI,  including but not limited to breach of the covenant of good faith, contract claims, or tort claims or any other common law or statutory rights.

7.            This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

8.            Miscellaneous.

a.
This Termination Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or otherwise modified in any manner except in a writing executed by both parties.

b.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction for any reason, the invalid or unenforceable portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with the non-severed provisions of this Agreement.

c.
This Agreement may be executed in one or more counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

d.
If any party is required to retain legal counsel in order to enforce this Agreement, with or without the commencement of a formal legal action, such party shall be entitled to recover its attorney’s fees and costs from the breaching party or parties.

e.	This Agreement shall be binding on the parties and their respective heirs, successors and assigns.

f.	All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

g.	This Agreement shall be governed by the substantive laws of the State of Utah, without giving effect to its choice of law rules.

h.	The persons who have executed this Agreement represent and warrant that they are duly authorized to execute this Agreement in their individual or representative capacity as indicated.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

Hewitt Petroleum, Inc.

By:	/s/ Douglas C. Hewitt, Sr.	Dated: March 31, 2011
Douglas C. Hewitt, Sr., CEO

/s/ R. Charles Muchmore		Dated March 30, 2011
R. Charles Muchmore, Individually